UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 28, 2021

Zymergen Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40354	46-2942439
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5980 Horton Street, Suite 105

Emeryville CA 94608

(Address of Principal Executive Offices) (Zip Code)

(415) 801-8073

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ZY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On August 3, 2021, Zymergen Inc. (“Zymergen” or the "Company") issued a press release announcing the Company’s preliminary financial results for its quarter ended June 30, 2021. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2021, Josh Hoffman separated from his position as Zymergen’s Chief Executive Officer and resigned as a member of the Board.

Jay Flatley, the current Chairperson of the Board, is assuming the role of Acting Chief Executive Officer, effective as of August 2, 2021, and will continue to serve as Chairperson of the Board. While serving as Chief Executive Officer, Mr. Flatley will no longer serve as a member of the Board’s Compensation and Nominating and Corporate Governance Committees. The Board also appointed Sandra Peterson, a current director, to serve as Lead Independent Director of the Board.

Mr. Flatley, 68, has served on the Board since January 2020 and has served as Chairperson since April 2021. From December 2013 through July 2016, Mr. Flatley served as the Chief Executive Officer of Illumina, Inc. (“Illumina”), a public company focused on sequencing and array-based solutions for genetic analysis, and from October 1999 through December 2013, he served as the President and Chief Executive Officer of Illumina. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer and a director of Molecular Dynamics, a life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech in 1998. Mr. Flatley also served on the board of directors of Illumina from 1999 through May 2021, as the Executive Chair of Illumina from July 2016 through January 2020 and as the Chairman of the Board of Illumina from January 2020 through May 2021. Mr. Flatley has also served on the board of directors of Denali Therapeutics Inc., a public biotechnology company, since 2015, and Coherent Inc., a publicly traded photonics manufacturing company, since 2011; he previously served on the board of directors of Juno Therapeutics, Inc., from 2017 to 2018. Mr. Flatley is an advisory board member for U.C. San Diego’s Moore Cancer Center and serves on the board of trustees of the Salk Institute for Biological Studies.

On July 28, 2021, the Compensation Committee of the Board approved the material terms of Mr. Flatley’s compensation arrangement as Acting Chief Executive Officer, which includes: (i) a base salary at the rate of $1,000,000 per year, payable in accordance with the Company’s payroll practices; (ii) a one-time, sign-on long-term incentive stock option grant for 1,520,000 shares of the Company’s common stock, which will vest in substantially equal installments on each quarterly anniversary of his start date over the two-year period commencing on his start date so long as he continues to provide services to the Company as Acting Chief Executive Officer or as the Chairperson or Lead Independent Director of the Board; and (iii) reimbursement for all reasonable travel expenses associated with his travel to the San Francisco Bay Area in the performance of his duties, including business class airfare and housing and hotel accommodations. During his service as Acting Chief Executive Officer, Mr. Flatley will forego compensation for his service on the Board.

On August 2, 2021, Mr. Hoffman and the Company entered into an Employment Separation Letter Agreement, pursuant to which Mr. Hoffman is entitled to receive, in addition to any final wages or other compensation owed to him, the following benefits: (i) continuation of his salary for a twelve-month period immediately following the separation date (the “Severance Period”); (ii) payment of, or reimbursement for, the Company’s portion of the COBRA premium for Mr. Hoffman and his covered dependents through the earlier of the end of the Severance Period or the date he and his covered dependents become eligible for healthcare coverage under another employer’s plan; and (iii) all of the stock options held by Mr. Hoffman that are vested as of the separation date will remain exercisable until June 30, 2022 (collectively, the “Separation Benefits”). The Separation Benefits are conditioned upon Mr. Hoffman executing and not revoking a general release of claims in favor of the Company and his continued compliance with certain restrictive covenants. All unvested equity awards held by Mr. Hoffman will be forfeited as of the separation date.

On August 2, 2021, the Company issued a press release announcing these management changes, a copy of which is included as Exhibit 99.1 hereto.

Item 7.01	Regulation FD Disclosure

On August 3, 2021, the Company issued a press release announcing a business update. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Letter Agreement with Jay Flatley*
10.2	Employment Separation Letter Agreement with Josh Hoffman*
99.1	Press Release dated August 3, 2021*

*Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zymergen Inc.

Date: August 3, 2021	By:	/s/ Mina Kim
Name: Mina Kim
Title: Chief Legal Officer